EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-135608 on Form S-4 of our reports dated February 22, 2006, relating to the financial statements and financial statement schedules of The Hartford Financial Services Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Hartford Financial Services Group, Inc. for the year ended December 31, 2005 and to the reference to us under the headings “Selected Financial Data” and “Experts” in the Prospectus, which is part of this Registration Statement.
Deloitte & Touche LLP
Hartford, Connecticut
August 25, 2006